Exhibit 4.6

FORM OF INCENTIVE STOCK OPTION AGREEMENT

INCENTIVE STOCK OPTION AGREEMENT dated as of _________________ (the "Award Agreement"), by and between ROFIN-SINAR TECHNOLOGIES INC., a Delaware corporation, and any successor thereto (the "Company"), and ______________________ (the "Participant").
WHEREAS, the Participant is currently an officer or key employee of the Company and, pursuant to the Rofin-Sinar Technologies Inc. 2015 Incentive Stock Plan, as may be amended from time to time (the "Plan"), and upon the terms and subject to the conditions hereinafter set forth, the Company desires to provide the Participant with an incentive to remain in its employ and to give such Participant an opportunity to participate in the ownership of the Company by granting to the Participant options ("Stock Options") to purchase shares of common stock, par value $.01 per share, of the Company ("Common Stock") that qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").
NOW, THEREFORE, in consideration or the covenants and agreements herein contained, the parties hereto agree as follows:
1.Definitions; Incorporation of Plan Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. This Award Agreement and the Stock Options shall be subject to the Plan, the terms of which are hereby incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Award Agreement, the Plan shall govern. The date of grant with respect to the Stock Options (the "Date of Grant") shall be the date specified at the foot of the signature page hereof.

2.Grant of Stock Options. Subject to the terms and conditions contained herein and in the Plan, the Company hereby grants to the Participant, effective as of the Date of Grant, the number of Stock Options specified at the foot of the signature page hereof. Each such Stock Option shall entitle the Participant to purchase, upon payment of the option price (the "Option Price") specified at the foot of the signature page hereof, one share of Common Stock. The Stock Options shall be exercisable as hereinafter provided.

3.Terms and Conditions of Stock Options. The Stock Options evidenced hereby are subject to the following terms and conditions:

(a)Vesting. Unless previously vested or forfeited in accordance with the terms of the Plan or this Award Agreement, a Stock Option granted pursuant to this Award Agreement shall vest and become exercisable in equal installments on each of the first five anniversaries of the Date of Grant.

(b)Stock Option Term. The Stock Options shall not be exercisable following the tenth anniversary of the Date of Grant, and shall be subject to earlier termination as provided herein and in the Plan. [Note: term cannot exceed five years for any Participant who is a 10% shareholder.]

(c)Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased, and containing any representations required by the Board. Prior to the issuance of a certificate pursuant to

Section 3(k) hereof evidencing the shares of Common Stock acquired pursuant to the exercise of Stock Options, the Participant shall have paid the Company (I) the aggregate Option Price of all vested Stock Options which the Participant intends to exercise, either by (A) a certified or bank check, or other instrument acceptable to the Committee, (B) delivering shares of Common Stock which have been held by the Participant for at least six months and which is acceptable to the Committee, (C) net share settlement, or (D) in any combination of such forms of payment, and (II) such amount as may be necessary to satisfy the tax withholding requirements described in Section 6(b) hereof. Additionally, in accordance with the rules and procedures that may be established by the Committee in its sole discretion, a Stock Option may also be exercised through a "cashless exercise" procedure approved by the Committee involving a broker or dealer approved by the Committee.

(d)Shareholder Rights. The Participant shall have no rights as a shareholder with respect to any shares of Common Stock issuable upon the exercise of a Stock Option until a certificate or certificates evidencing such shares shall have been issued to the Participant, and, subject to Section 14 of the Plan and Section 3(i) hereof, no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

(e)Termination by Reason of Death. Unless the Committee determines otherwise in its sole discretion, if the Participant's employment with the Company and its Subsidiaries terminates by reason of death, any Stock Option held by the Participant may thereafter be exercised, to the extent exercisable on the date of death, by the legal representative of the estate or by the legatee of the Participant under the will of the Participant, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter, and to the extent not exercisable on the date of death, such Stock Option shall be forfeited without any payment.

(f)Termination by Reason of Disability or Retirement. Unless the Committee determines otherwise in its sole discretion, if the Participant's employment with the Company and its Subsidiaries terminates by reason of Disability or Retirement, any Stock Option held by the Participant may thereafter be exercised, to the extent it was exercisable on the date of such termination, for a period (the "Exercise Period") of one year from the date of such Disability or three months from the date of Retirement or, in either case, until the expiration of the stated term of the Stock Option, whichever period is shorter, and to the extent not exercisable on the date of such termination of employment, such Stock Option shall be forfeited without any payment; provided, however, that if the Participant dies during the Exercise Period, any unexercised Stock Option held by such Participant may thereafter be exercised to the extent it was exercisable on the date of Disability or Retirement, by the legal representative of the estate or legatee of the Participant under the will of the Participant, for a period equal to the remainder of the Exercise Period.

(g)Other Terminations. Unless the Committee determines otherwise in its sole discretion, except as otherwise provided in Sections 3(e) and 3(f) of this Agreement, if the employment of the Participant by the Company or a Subsidiary shall terminate for any reason other than death, Disability, Retirement or Cause, any Stock Option held by the Participant may thereafter be exercised by the Participant, to the extent it was exercisable on the date of termination, for a period of sixty (60) days from the date of such termination or until the expiration of the stated term of such Stock Option, whichever period is shorter, and to the extent not exercisable on the date of termination of employment, such Stock Option shall be forfeited without any payment.

(h)Termination for Cause. If the employment of the Participant by the Company or a Subsidiary shall terminate for Cause, all Stock Options held by the Participant (whether or not vested) shall expire as of the effective time of the termination for Cause.

(i)Adjustments Upon Changes in Capitalization. The number, kind or class (or any combination thereof) of shares of Common Stock subject to outstanding Stock Options and the Option Price of such Stock Options shall be adjusted by the Committee in a reasonable and equitable manner to preserve immediately after

(I) any equity restructuring or change in the capitalization of the Company, including, but not limited to, spin offs, stock dividends, large non-reoccurring dividends, rights offerings or stock splits, or
(II) any other transaction described in Section 424(a) of the Code which does not constitute a Change in Control of the Company the aggregate intrinsic value of each such outstanding Stock Option immediately before such restructuring or recapitalization or other transaction.
(j)Change in Control. If a Change in Control of the Company occurs, the parties may agree that outstanding Stock Options may be assumed by, or converted into a substitute award for or with respect to shares of common stock of, the successor or acquiring company (or a parent company thereof) on an economically equivalent basis. The vesting and other terms of any such assumed or substitute options shall be substantially the same as the vesting and other terms and conditions of the original Award Agreement, provided that the number of shares and Option Price shall be adjusted in accordance with the principles set forth in applicable Treasury regulations. If the original Award Agreement is subject to the satisfaction of any performance conditions, then, unless the Committee determines otherwise, such performance conditions shall be deemed to have been satisfied at the target performance level for purposes of determining the extent to which the Award is earned. If, within one year following a Change in Control, a Participant's employment or other service terminates due to death or Disability or is terminated by the Company or a successor or acquiring company (or any of its or their affiliates) without Cause or by the Participant for Good Reason, then any outstanding assumed or substitute awards held by such terminated Participant shall immediately be fully vested, and any outstanding assumed or substitute Stock Options will remain outstanding for at least 180 days after such termination of employment or service (or, if earlier, until the expiration of their original stated terms.)

Unless the Committee, acting in its discretion, prescribes an economically equivalent alternative approach, if a Change in Control occurs and if the parties do not agree that outstanding Stock Options shall be assumed or substituted by the successor or acquiring company (or a parent company thereof), then this Stock Option will be deemed fully vested. Each such Stock Option shall be cancelled immediately prior to the effective time of the Change in Control in exchange for an amount equal to the per share consideration received by the holders of outstanding shares in the Change in Control transaction, reduced by the Option Price for such shares. No consideration will be payable in respect of the cancellation of a Stock Option with an Option Price per share that is equal to or greater than the value of the Change in Control transaction consideration per share. The amount payable with respect to the cancellation of an outstanding Stock Option will be paid in cash, unless the parties to the Change in Control agree that some or all of such amount will be payable in the form of freely tradable shares of common stock of the successor or acquiring company (or a parent company thereof.)

(k)Issuance of Certificate. As soon as practicable following the exercise of any Stock Options, a certificate evidencing the number of shares of Common Stock issued in connection with such exercise shall be issued in the name of the Participant or as otherwise instructed in writing by the Participant.

(l)Limitation on Exercise. A Stock Option shall not be exercisable unless and until (i) a registration statement under the Securities Act of 1933, as amended, has been duly filed and declared effective pertaining to the Common Stock subject to such Stock Option and such Common Stock shall have been qualified under applicable state "blue sky" laws, or (ii) the Committee in its sole discretion determines that such registration and qualification are not required as a result of the availability of an exemption from such registration and qualification. The exercise of a Stock Option or the disposition of any shares of Common Stock issuable upon exercise of a Stock Option shall be subject to the Company's policies and procedures relating to employee trading in the Company's securities.

4.Non-transferability. No Stock Option shall be transferable other than by will or by the laws of descent and distribution, and is exercisable only by the Participant during the Participant's lifetime.

5.Representations and Warranties. The Participant is aware of and familiar with the restrictions imposed on the transfer of any Stock Options. The Participant represents that (i) this Award Agreement has been duly executed and delivered by the Participant and constitutes a legal, valid and binding agreement of the Participant, enforceable against the Participant in accordance with its terms, except as limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally and by general principles of equity, and (ii) the Participant is acquiring shares of Common Stock hereunder for investment, solely for his own account and not with a view to, or for resale with, the distribution or other disposition thereof.

6.Miscellaneous.

(a)No Right to Grants or Continued Employment. The Participant shall not have any claim or right to receive grants of Stock Options under the Plan. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continued employment with the Company or interfere in any way with the right of the Company to terminate the employment of the Participant at any time, with or without cause.

(b)Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under this Award Agreement, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. In accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligation of the Company under the Plan and this Award Agreement shall be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(c)No Restriction on Right of Company to Effect Corporate Changes. Neither the Plan nor this Award Agreement shall affect or restrict in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company, or any merger or consolidation of the Company, or dividend or other distribution, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(d)Securities Law Restrictions. All certificates for shares of Common Stock delivered under this Award Agreement shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. No shares of Common Stock shall be issued pursuant to this Award Agreement unless the Company shall have determined that such issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(e)Compliance with Rule 16b‑3.

(i)    It is the intent of the Company that this Award Agreement comply in all respects with applicable provisions of Rule 16b‑3 under the Exchange Act in connection with any grant of Stock Options. Accordingly, if any provision of this Award Agreement does not comply with the requirements of Rule 16b‑3 as then applicable to the Participant, such provision shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event that this Award Agreement does not include a provision required by Rule 16(b)(3) to be stated herein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards) shall be deemed automatically to be incorporated by reference into this Award Agreement insofar as the Participant is concerned.

(ii)    Notwithstanding anything contained in this Award Agreement to the contrary, if the consummation of any transaction pursuant to this Award Agreement would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

(f)Applicable Law. This Award Agreement shall be governed by and subject to the laws of the State of Delaware and to all applicable laws and to the approvals by any governmental or regulatory agency as may be required.

(g)Severability. If any provision of this Award Agreement shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of this Award Agreement, but this Award Agreement shall be construed and enforced as if such illegal or invalid provision had never been included herein.

(h)Claw Back Conditions. Notwithstanding anything to the contrary contained in this Award Agreement, Stock Options granted hereunder and benefits otherwise provided by this Award Agreement shall be subject to the Company's incentive compensation claw back policies as in effect from time to time, and, as applicable, the claw back requirements of Section 954 of the Dodd-Frank Act.

(i)Early Disposition of Stock. The Participant understands that if he or she disposes of any shares of Common Stock received under the Stock Option within two years after the date of grant or within one year after such shares of Common Stock were transferred to the Participant, the Participant may be treated for federal and state income tax purposes as having received ordinary income at the time of such disposition as determined in accordance with the Internal Revenue Code and applicable state law. The Participant agrees to notify the Company in writing within thirty days after the date of any such disposition. The Participant authorizes the Company to withhold tax from the Participant's current compensation with respect to any income recognized as a result of any such disposition.

7.Survival; Assignment.

(a)All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the issuance to the Participant of the Stock Options and any shares of Common Stock and, notwithstanding any investigation heretofore or hereafter made by the Participant or the Company or on the Participant's or the Company's behalf, shall continue in full force and effect. Except as expressly provided in the Plan or this Award Agreement, the Participant may not assign any of his rights hereunder. Whenever in this Award Agreement any of the parties hereto is referred to, such reference shall be deemed to include the heirs and permitted successors and assigns of such party; and all agreements herein by or on behalf of the Company, or by or on behalf of the Participant, shall bind and inure to the benefit of the heirs and permitted successors and assigns of such parties hereto.

(b)The Company shall have the right to assign to any of its affiliates any of its rights, or to delegate to any of its affiliates any of its obligations, under this Award Agreement.

8.Certain Remedies. Without intending to limit the remedies available to the Company, the Participant agrees that damages at law will be an insufficient remedy in the event the Participant violates the terms of this Award Agreement. The Participant agrees that the Company may apply for and have injunctive or other equitable relief in any court of competent jurisdiction to restrain the breach or threatened breach of, or otherwise specifically to enforce, any of the provisions hereof.

9.Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by personal delivery, telex, telecopy or certified or registered mail, return receipt requested, postage prepaid, addressed, if to the Participant, to his attention at the mailing address or telecopy number set forth at the foot of this Award Agreement (or to such other address or telecopy number as the Participant shall have specified to the Company in writing) and, if to the Company, to Rofin-Sinar Technologies Inc., 40984 Concept Dr., Plymouth, Michigan 48170, Attn.: General Counsel, fax number 734-454-0836. All such notices shall be conclusively deemed to be received and shall be effective, if sent by personal delivery, upon receipt, or if sent by telex or telecopy, on the business day following receipt of answerback or telecopy confirmation or, if by registered or certified mail, on the date shown on the applicable return receipt.

10.Waiver. The waiver by either party of compliance with any provision of this Award Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Award Agreement, or of any subsequent breach by such party of a provision of this Award Agreement.

11.Entire Agreement. This Award Agreement and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the matters covered herein, and supersede any prior agreements and understandings concerning such matters. This Award Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein arc included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Agreement.

IN WITNESS WHEREOF, the Company has caused this Award Agreement to be executed by its duly authorized officer and the. Participant has executed this Award Agreement, both as of the day and year first above written.

ROFIN-SINAR TECHNOLOGIES INC. By: Name: Title:
Optionee Name: Address:

Number of Stock Options:    __________

Option Price:            __________

Date of Grant:            __________